                                                                       Exhibit 8


                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                  May 16, 2001



Northern Border Partners, L.P.
1400 Smith Street
Houston, Texas  77002

Ladies and Gentlemen:

         We have acted as counsel to Northern Border Partners, L.P. (the "Partnership") in connection with the Partnership's and Northwest Border Pipeline Company's offering (the "Offering") of common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Partnership's Registration Statements on Form S-3 (Registration Nos. 333-72323, 333-72351 and 333-40601) (the "Registration Statements"). In connection therewith, we have reviewed the discussion (the "Discussion") set forth under the caption "Tax Considerations" in the Registration Statements, as supplemented by the discussion set forth under the caption "Recent Tax Developments" in the Prospectus Supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

         The Discussion is accurate and complete in all material respects and constitutes our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences to purchasers of Common Units pursuant to the Offering. We assume no obligation to update this opinion.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statements and the references to our firm and this opinion contained in the prospectus supplement forming a part of the Registration Statements. The issuance of this consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

                                                  Very truly yours,



                                                  /s/ Vinson & Elkins L.L.P.